NEWS RELEASE

AGL Resources announces organizational changes; Linginfelter named head of Utility Operations

ATLANTA – June 18, 2007 – AGL Resources (NYSE: ATG) today announced several organizational changes to its leadership team. Henry P. “Hank” Linginfelter, currently senior vice president, Mid-Atlantic Operations, has been named executive vice president, Utility Operations. In his new role, Linginfelter will assume responsibility for both Southern and Mid-Atlantic utility operations. Linginfelter succeeds Ronald E. “Eric” Martinez, who has accepted a position at Safeco (NYSE: SAF) in Seattle.

Jodi Gidley, vice president, Gas Operations and Business Process Services, has been named senior vice president, Mid-Atlantic Operations, succeeding Linginfelter. Gidley also assumes roles as president of Elizabethtown Gas, Elkton Gas and Virginia Natural Gas.

Linginfelter, along with Ralph Cleveland, senior vice president, Engineering and Operations, who formerly reported to Martinez, will now report directly to AGL Resources President and Chief Executive Officer John W. Somerhalder. Gidley will report to Linginfelter. Linginfelter and Cleveland will join the company’s Policy Committee, the senior most group of executives who are responsible for developing the business goals and strategies of the organization. Gidley will join the company’s Management Committee.

Suzanne Sitherwood, senior vice president, Southern Operations, who formerly reported to Martinez, will now report to Linginfelter. Kristin R. Kirkconnell, senior vice president and chief information officer, who formerly reported to Martinez, will now report to Andrew W. “Drew” Evans, executive vice president and chief financial officer.

“We'll miss Eric and appreciate his many contributions. However, it is clear that we have a deep bench of experienced executives,” said Somerhalder. “These are mature business leaders who undoubtedly will ensure the continuity and advancement of our businesses.”

Hank Linginfelter has more than 24 years of experience in utility operations with AGL Resources. Since 2000, he has served as president of Virginia Natural Gas, headquartered in Norfolk, Virginia. In 2004, he was named senior vice president, Mid-Atlantic Operations, and in that role has executive oversight of Virginia Natural Gas; Elizabethtown Gas, headquartered in Union County, NJ; and Elkton Gas, headquartered in Elkton, Md. In his years of service with the company, Linginfelter has assumed increasing levels of responsibility, and has played a key role in the company’s marketing and regulatory activities.

Linginfelter serves on numerous civic and community boards in Virginia, including the boards of the Virginia Chamber of Commerce, Norfolk State University Foundation, Tidewater Community College, Virginia Free, Hampton Roads Partnership and the Virginia Early Childhood Foundation. He is chair-elect of the Hampton Roads Chamber of Commerce. In 2004, he received the Paul A. Askew Community Service Award presented by regional organized labor groups for the advancement of workers’ rights in service to their community. Linginfelter has a bachelor’s degree in industrial management from Georgia Tech and a master’s degree in business administration from Georgia State University.

Jodi Gidley has more than 20 years of experience in the natural gas industry and has served as vice president, Gas Operations and Business Process Services, for AGL Resources since 2004. Prior to that, Gidley served in several positions at Virginia Natural Gas, where she was vice president, Operations, and director of Financial Planning and Budgets.

Gidley currently serves on the board for Junior Achievement of Georgia and previously served as a board member for d’Art Center in Norfolk, Va., and for Junior Achievement of Greater Hampton Roads. She was also a member of Old Dominion University’s College of Engineering and Technology Advisory Board. A native of Washington, Pa., Gidley received her bachelor’s degree in mathematics from the University of Pittsburgh. She received her master’s degree in mechanical engineering from Old Dominion University.

Ralph Cleveland joined AGL Resources in 2000 and has more than 20 years of experience in operations and engineering with publicly traded energy companies. Cleveland was named senior vice president, Engineering and Operations, in November 2004. Prior to this role, Cleveland served as vice president, Engineering and Construction, a position he held since June 2002. Prior to that, Cleveland served as vice president of Operations for Virginia Natural Gas.

Cleveland is a member of the board of directors of the North American Energy Standards Board, a member of the national board of directors and public policy committee of the American Association of Blacks in Energy, and a corporate roundtable member of the National Black Caucus of State Legislators. He is also a member of the board of directors for the Atlanta Chapter of the American Red Cross and the board of trustees for the Georgia Conservancy. He received recognition as an Outstanding Georgia Citizen from the Secretary of State. A native of Macon, Ga., Cleveland received his undergraduate degree in mechanical engineering from Georgia Tech, completed post-graduate studies in mechanical engineering at Rice University in Houston, and received his master’s degree in business administration from Tulane University in New Orleans.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the nation. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit http://www.aglresources.com.

SOURCE AGL Resources

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